Exhibit 3.2(a)

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

MIRENCO INC

TO THE SECRETARY OF STATE

OF THE STATE OF IOWA:

Pursuant to Section 1006 of the Iowa Business Corporation Act, the undersigned corporation adopts the following amendments to the corporation’s Amended and Restated Articles of Incorporation.

1.	The name of the corporation is Mirenco Inc.

2.	RESOLVED, that the Articles of Incorporation of the corporation are hereby amended as follows:

Article III of the corporation’s Articles of Incorporation, as amended to date, is hereby deleted and in lieu thereof, the following shall be Article III:

ARTICLE III – AUTHORIZED SHARES

The aggregate number of shares of stock which the corporation is authorized to issue is (i) One Hundred Million (100,000,000) shares of no par value common stock; and (ii) Fifty Million (50,000,000) shares of Preferred Stock of the par value of One Cent ($0.01) per share.

The Preferred Stock may be issued from time to time in one or more classes with such class designations as shall be set forth in the resolution or resolutions adopted by the Board of Directors for the issuance of shares of each particular class. With respect to each class of Preferred Stock and with respect to any series within the class of Preferred Stock, the Board of Directors is expressly granted the authority to establish by resolution or resolutions, such voting powers (full or limited, or no voting powers), and such designations, preferences and relative, participating, optional or other special rights, and qualifications, or limitations or restrictions thereof, as the Board of Directors shall determine, including, without limitation:

1.	Dividend rights, including rates and participation;

2.	The price at and the terms on which shares may be redeemed;

3.	The amount payable upon shares in the event of voluntary or involuntary liquidation; and

4.         The terms and conditions on which shares may be converted into shares of another class or into shares of another series of the same class.

3. The amendment was approved by the holders of the corporation’s common stock. The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote on the amendment (all of such shares being entitled to vote together on this amendment), and the number of votes of each voting group indisputably represented at the meeting is as follows:

A. With respect to the increase in authorized Common Stock:

Designation Of Group	Shares Outstanding	Votes Entitled to be cast on Amendment	Votes Represented at Meeting
Common Stock	13,304,232	13,304.242	9,666.529

B. With respect to the authorized Preferred Stock:

Designation If Group	Shares Outstanding	Votes Entitled to be cast on Amendment	Votes Represented at Meeting
Common Stock	13,304.242	13,304.242	9.666.529

The total number of undisputed votes cast for the amendment by each voting group was:

Voting Group	Votes For Increase In Common Stock	Votes for Amendment Creating Preferred Stock
Common	9,666.429	9,666.029

The number of votes cast for the amendment by each voting group was sufficient for approval by that voting group. THE DATE OF ADOPTION WAS JANUARY 17, 2004.

Dated this 14 day of June, 2004.

MIRENCO INC

\s\ Dwayne Fosseen
Dwayne Fosseen, President